FOR IMMEDIATE RELEASE

Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO 817-735-8777 Dan Steigerwald, CFO 817-735-8776 DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS 2006
THIRD QUARTER RESULTS

Company reports diluted EPS of $0.45 on revenues of $69.5 million

FT. WORTH, TX — November 7, 2006 — Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and nine month periods ended September 30, 2006.

Revenues for the third quarter of 2006 were $69.5 million, up 60.7% compared to revenues of $43.2 million in the third quarter of 2005. EBITDA for the third quarter of 2006 was $23.6 million, compared to $7.5 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Net income in the third quarter of 2006 was $9.8 million or $0.45 per diluted share versus net income of $13,000 or $0.00 per diluted share during the third quarter of 2005.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, ‘‘We are pleased with our results from the third quarter. All three drivers of our business improved: we had more rigs earning higher margins at increased utilization rates and demand for our services continues to be good.

‘‘We now have taken delivery of three of our new 1,500 horsepower Ideal® rigs, each of which is currently under contract in the Barnett Shale. Three additional Ideal® rigs are scheduled for delivery in December and January.’’

For the first nine months of 2006, Union Drilling reported revenues of $184.9 million, EBITDA of $57.1 million and net income of $23.2 million, or $1.08 per share, compared to the first three quarters of 2005 when the company had revenues of $95.2 million, EBITDA of $15.9 million and net income of $1.3 million, or $0.08 per share.

Operating Statistics

The Company’s average revenue per revenue day was $14,683 for the third quarter of 2006 compared to $11,728 for the third quarter of 2005. Revenue days totaled 4,732 days, compared to 3,686 days for the same period last year. Drilling margins totaled $28.6 million or 41% of revenues for the third quarter of 2006, versus $11.6 million or 27% of revenues in the third quarter of 2005. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Average marketed rig utilization for the third quarter was 79.0%, up from 67.1% in the same period last year.

Average dayrates for the nine months ending September 30 were $13,766 per day for 2006 compared to $11,337 per day for 2005. The Company totaled 13,430 revenue days at 77.4% utilization during the first three quarters of 2006 compared to 8,394 days at 58.9% utilization during the same period of 2005. Drilling margin was $71.6 million, or 39% of revenues, for the first nine months of 2006, versus $24.7 million, or 26% of revenues for the first nine months of 2005.

Conference Call

Union Drilling’s management team will be holding a conference call on Wednesday, November 8, 2006, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2141 at least ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the web, please visit Union Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 15, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11073859#. Also, an archive of the webcast will be available after the call for a period of 60 days on the ‘‘Investor Relations’’ section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns or operates 74 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

- Tables to follow -

Union Drilling, Inc.
Consolidated Statements of Income
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Nonaffiliates	$69,482	$42,042	$184,877	$91,026
Related party	—	1,188	—	4,138
Total revenues	69,482	43,230	184,877	95,164
Cost and expenses
Drilling operations	40,836	31,639	113,298	70,448
Depreciation and amortization	6,334	4,251	17,079	10,387
General and administrative	5,200	4,324	15,034	9,175
Total cost and expenses	52,370	40,214	145,411	90,010
Operating income	17,112	3,016	39,466	5,154
Interest expense	(212)	(901)	(213)	(1,905)
Gain on sale of assets	(41)	82	282	153
Other income	152	108	279	160
Income before income taxes	17,011	2,305	39,814	3,562
Income tax expense	7,217	2,292	16,589	2,292
Net income	$9,794	$13	$23,225	$1,270
Earnings per common share:
Basic	$0.46	$0.00	$1.09	$0.08
Diluted	$0.45	$0.00	$1.08	$0.08
Weighted-average common shares outstanding:
Basic	21,337,507	16,226,591	21,239,735	15,205,373
Diluted	21,636,504	17,174,310	21,567,444	16,015,059

Union Drilling, Inc.
Operating Statistics
(in thousands, except per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$69,482	$43,230	$184,877	$95,164
Drilling margins	$28,646	$11,591	$71,579	$24,716
Revenue days	4,732	3,686	13,430	8,394
Marketed rig utilization	79.0%	67.1%	77.4%	58.9%
Revenue per revenue day	$14,683	$11,728	$13,766	$11,337
Drilling margin per revenue day	$6,054	$3,145	$5,330	$2,944

Union Drilling, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$146	$2,388
Accounts receivable (net of allowance for doubtful accounts of $870 and $313 at September 30, 2006 and December 31, 2005, respectively)	46,294	27,579
Accounts receivable – related party	—	482
Inventories	1,356	860
Prepaid expenses and deposits	3,041	4,930
Deferred taxes	6,574	10,543
Total current assets	57,411	46,782
Goodwill	7,678	5,425
Intangible assets (net of accumulated amortization of $427 and $203 at September 30, 2006 and December 31, 2005, respectively)	3,573	3,798
Property, buildings and equipment (net of accumulated depreciation of $62,060 and $46,251 at September 30, 2006 and December 31, 2005, respectively)	171,318	120,783
Other assets	467	700
Total assets	$240,447	$177,488
Liabilities and Stockholders' equity:
Current liabilities:
Accounts payable	$11,560	$9,241
Current portion of long-term obligations	2,366	2,014
Other current obligations	650	3,308
Current portion of advances from customers	429	1,265
Accrued expense and other liabilities	8,439	5,353
Total current liabilities	23,444	21,181
Revolving credit facility	30,203	—
Long-term obligations	5,295	5,812
Deferred taxes	23,563	17,917
Advances from customers	139	139
Total liabilities	82,644	45,049
Stockholders' equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,367,192 and 21,166,109 shares issued and outstanding at September 30, 2006 and December 31, 2005	214	212
Additional paid in capital	135,518	133,381
Retained earnings (deficit)	22,071	(1,154)
Total stockholders' equity	157,803	132,439
Total liabilities and stockholders' equity	$240,447	$177,488

EBITDA is earnings before net interest, income taxes and depreciation and amortization. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Calculation of EBITDA:
Net income	$9,794	$13	$23,225	$1,270
Interest expense	212	901	213	1,905
Income tax expense	7,217	2,292	16,589	2,292
Depreciation expense	6,334	4,251	17,079	10,387
EBITDA	$23,557	$7,457	$57,106	$15,854

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Calculation of drilling margin:
Operating income	$17,112	$3,016	$39,466	$5,154
Depreciation and amortization	6,334	4,251	17,079	10,387
General and administrative	5,200	4,324	15,034	9,175
Drilling margin	$28,646	$11,591	$71,579	$24,716
Revenue days during the period	4,732	3,686	13,430	8,394
Drilling margin per revenue day	$6,054	$3,145	$5,330	$2,944

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